UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CAVALIER HOMES, INC.
(Name of Registrant as Specified in Its Charter)

LEGACY HOUSING, LTD.
GPLH, LC
SHIPLEY BROTHERS, LTD.
K-SHIPLEY, LLC
D-SHIPLEY, LLC
B-SHIPLEY, LLC
FEDERAL INVESTORS SERVICING, LTD
FEDERAL INVESTORS MANAGEMENT, L.C.
KENNETH E. SHIPLEY
CURTIS D. HODGSON
DOUGLAS M. SHIPLEY
BILLY G. SHIPLEY
MICHAEL R. O’CONNOR

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On April 8, 2009, the members of the Cavalier Homes Committee for Change, including Legacy Housing, LTD., made a definitive filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of its slate of director nominees at the 2009 annual meeting of stockholders of Cavalier Homes, Inc.

Item 1:  On April 14, 2009, the Cavalier Homes Committee for Change issued the following press release:

FOR IMMEDIATE RELEASE

THE CAVALIER HOMES COMMITTEE FOR CHANGE SENDS OPEN LETTER TO STOCKHOLDERS

Urges Stockholders to Vote FOR the Committee’s Nominees on the GOLD Proxy Card

FORT WORTH, TEXAS, April 14, 2009 – The members of the Cavalier Homes Committee for Change (the “Committee”) announced today that it has sent a letter to the stockholders of Cavalier Homes, Inc. (the “Company”) (NYSE Alternext US: CAV) urging stockholders to elect its three highly qualified and experienced director nominees, Michael R. O'Connor, Kenneth E. Shipley and Curtis D. Hodgson, at the Company's 2009 annual meeting of stockholders on May 19, 2009.  The members of the Committee beneficially own an aggregate of 1,694,892 shares of common stock of the Company, representing approximately 9.6% of the outstanding shares of the Company’s common stock.

The full text of the letter follows:

April 14, 2009

IT IS TIME FOR A CHANGE AT CAVALIER!

Dear Fellow Stockholders:

We are seeking your support on our GOLD proxy card to elect our three highly qualified, independent director nominees at Cavalier's Annual Meeting of Stockholders, scheduled to be held on May 19, 2009.  The members of the Cavalier Homes Committee for Change are the beneficial owners of an aggregate of 1,694,892 shares of common stock of Cavalier Homes, Inc. (“Cavalier” or the “Company”), representing approximately 9.6% of the Company’s outstanding shares of common stock.   As significant stockholders, our interests are aligned with yours – to maximize the value of our shares.  Our nominees are committed to bringing much needed improvement to the bottom line and restoring profitability to the Company.

25 YEARS AND NOTHING TO SHOW FOR IT

Cavalier was founded in 1984 and went public in 1986.  The current Chairman, Barry B. Donnell, and one other director have been directors since 1986.

During the 1990s, the Company enjoyed considerable growth.  But for the last ten years, well before the current financial and housing crisis began, the Company’s performance has suffered.  We believe the Company’s poor operating performance, continued high administrative spending, and ill-advised business strategies, have led to more than a 75% decline in stockholder value over the last three years alone.  After 25 years in the mobile home industry, Cavalier has no retained earnings.  In fact, it has an accumulated deficit!

Over the past ten years, this Board has overseen:

➢         An 83% drop in quarterly revenues from $163,416,000 to $27,046,000;

➢         A 60% drop in stockholder equity from $129,391,000 to $52,596,000; and

➢         A cumulative LOSS of $75,418,000.

In fact, the only numbers that seem to rise at Cavalier are the amounts they pay in compensation and perks.  Stockholders have suffered but, nonetheless, the Board has:

➢         Paid its current Chairman, Barry B. Donnell, cash compensation of over $7,000,000 and, on top of that, granted him long-term "incentive" options to buy hundreds-of- thousands of shares of Company stock, at strike prices as low as $0.68 per share.  The Company has also continuously paid nearly $50,000 per year for his separate office space in Wichita Falls, Texas.

➢         Adopted a pattern of “incentive” pay, which we believe fails to take into account the Company’s losses and declining revenues.  If the Company shows a loss one year, and then books a profit the next year, the key executives qualify for bonuses amounting to several times their annual salary, plus stock options, plus 401(k) money, plus automobiles (or trucks), plus life insurance.

➢         Continued to spend stockholder money as if it were their own, on such luxury items as a SKYBOX to watch Alabama football games!  What possibly justifies this expense?

We, as significant stockholders, have “skin in the game.”  We want nothing more than to restore profitability to the Company and have Cavalier’s stock price go up.  While we purchased our Cavalier stock in the open market over a period of years, only one member of the Board has purchased any Cavalier stock in the open market in the past five years.

THIS BOARD HAS NO VIABLE PLAN TO RESTORE PROFITABILITY

Cavalier prospered enormously under the leadership of its founder and initial CEO, Jerry Wilson.  By 1996, Mr. Wilson had expanded the Company, both horizontally and vertically.  He entered into new geographical territory.  He expanded into component manufacturing.  Most importantly, he started the Company’s financial services subsidiary, CIS Financial Services Inc. (“CIS”) in 1991.  At the time of his death in 1996, the Company's stock had appreciated more than tenfold, reaching an all-time high of $18.70 per share.

As you know, the Company's share price has never returned to 1996 levels.   After Mr. Wilson's death, management has failed to look after the interests of stockholders, but they clearly have taken care of themselves.

Each year the Board tries to justify the Company's lackluster performance with industry statistics and “market share” analysis.  Each year they publish a “strategy” which includes increasing sales and making a “consistent” profit.  Each year they report to us why their strategy did not work the prior year.  Their failure should not be tolerated any longer.

In this century, under the current Chairman, the Company has not expanded into any segment of the mobile home industry that could reverse this downward trend. Instead, the Company has essentially been in a liquidation mode, selling asset after asset after asset.

The two most recent cases of asset sales are (i) the sale of CIS for $750,000 and (ii) the sale of a brand-new, never-used, 179,000 square foot building in Cordele, Georgia for $2,975,000 (significantly less than cost).  Cavalier's cash position is not the result of operating earnings, but rather stems from paid-in capital and asset liquidation.

While this liquidation strategy has indeed resulted in bolstering the Company's cash position (to over $30,000,000), management clearly has no good plan for this cash.  Last year they said they have no plan to buy back stock and no plan for a dividend, even though it has been eight years since they paid one.  They have no plan for a distribution and no plan for any sort of expansion.    We believe the only “Plan” this Board has for stockholder cash is to keep on paying high compensation to themselves and senior management.

OUR PLAN

In June 2008, after we had already purchased over 5% of Cavalier's stock, we met with the Board (except they did not invite David A. Roberson, the Company’s former President and Chief Executive Officer) and outlined for them the direction that we thought Cavalier should take. We firmly told the Board that there was too much excess capacity in manufacturing, noting that even a significant increase in retail demand would not relieve pricing pressure on manufacturers.  We also outlined several steps to restore profitability and turn Cavalier around.

We proposed the following seven steps:

1)	Focus on selling low and medium-priced products;

2)	De-emphasize higher-priced products;

3)	Provide wholesale “floor plan” financing arrangements to certain existing dealers;

4)	Create new retailers through wholesale “floor plan” financing arrangements;

5)	Expand CIS’ retail financing division;

6)	Reduce “selling, general and administrative” expenses to 10% of sales; and

7)	Work on building brand names.

At the June meeting, we also discussed a possible business combination between the Company and another public or private company in the home manufacturing business, which included Legacy.  We proposed a possible stock-for-restricted stock merger of Legacy with Cavalier, promising that Legacy would demonstrate at least $5,000,000 of annual income.  We also proposed to help Cavalier implement this plan without taking salaries or compensation for ourselves.  Nothing came of the discussions and, as discussed below, we do not believe any merger possibilities should be considered at this time.

Despite our efforts to introduce a new strategy to turn the Company around, the Board dismissed our advice.  No entry-level models were introduced and no wholesale “floor plan” financing programs were announced.  Selling, general and administrative expenses remained at 18% and no effort was made to build a brand name.

THIS BOARD SOLD THE FUTURE OF CAVALIER FOR ONLY $750,000

The straw that broke the camel's back.... the one event that convinced us to contest this election...was the Board's decision to sell CIS.

From our perspective, CIS gave Cavalier a unique competitive advantage over its competitors.  With retail financing in extremely short supply, CIS was a key reason why independent retailers chose Cavalier over other manufacturers.  Of the major competitors, only Palm Harbor and Clayton had/have a retail financing arm.

Established in 1991, CIS became a Direct Endorsed Unsupervised FHA Title I and Title II Lender, and was authorized to (i) sell loans directly to Freddie Mac and Fannie Mae and (ii) provide servicing on the loans after sale.  Consistently profitable, CIS made gains from the sale of installment contracts of $1,600,000 (or more) for each of the last three years and it realized cumulative profit for Cavalier of more than $2,400,000 over the last three years.

We were shocked when we heard in January 2009 that the Board was considering the sale of CIS, particularly when just months earlier, in its Annual Report on Form 10-K, the Company's stated business strategy was to: “.... pursue the financing, insurance and other activities of CIS and the financial services segment.”  When we heard about the Board's intention, we immediately contacted the Chairman and implored him to reconsider.

 At this point (January 2009), we already had publicly reported our 9.6% stake in Cavalier to the SEC.  Nonetheless, the Board once again proceeded to disregard our advice and sold CIS in the first quarter of 2009.   HOW MUCH DID THEY SELL CIS FOR?  $750,000.  They sold CIS for less than its average annual profit (from 2006 through 2008)!

We believe that Cavalier should capitalize on profitable segments of the mobile home industry, wherever they exist from time to time.  Right now, the profitable segments are wholesale floor-planning, retail finance, insurance and selling or financing foreclosed land/home combinations.  But profit opportunities change, and it's the Board’s responsibility to be ahead of (rather than behind) the trend.

Our three nominees, Michael R. O’Connor, Kenneth E. Shipley and Curtis D. Hodgson have spent their entire adult lives in the mobile home business.  Our nominees have consistently been ahead of (rather than behind) the trend, and have changed course many times to take advantage of new opportunities.  Don't let the current Board tell you it is the industry.... because it is not.  We have made profits when others have not, regardless of year-over-year industry woes.

STRATEGIC ALTERNATIVES?

As we discussed above, now is not the time for Cavalier to discuss merger or consolidation opportunities.  With the stock trading at a steep discount to book value (and at times even a discount to cash), the first priority is to make Cavalier consistently profitable in order to get its stock price up to tradable levels.

We therefore question why the Board would hire Avondale Partners to explore “strategic alternatives,” in one of the worst markets in modern history.   It seems to us that this is just another poor decision the Board has made.  As industry columnist John Grissim stated in February 2009 with respect to the hiring of Avondale Partners and the sale of CIS,

“Together these two actions suggest Cavalier is in serious trouble and may not survive.”

We believe we can turn Cavalier around, and that its stock price will then reflect an enterprise value greater than book value.  That is our goal.  Then from a position of strength, Cavalier can explore "strategic alternatives."

DON'T LET “RECENT NUMBERS” TELL AN UNTRUE STORY

Soon after we announced our intention to contest this year's Board election, Cavalier reported fourth quarter earnings for 2008 of $2,161,000.  We believe these numbers are highly suspicious.

For some reason, for the first time in the Company’s history, Cavalier suddenly reported  “gross margin” of 25% for the fourth quarter of 2008, despite reporting gross margins for the prior ten years ranging from 12% to 18%.  Hmmmm…. why now?  We think the Company used some or all of the following “adjustments” to book the reported profits:

➢ Retrospective General Liability Insurance Credit	$403,000
➢ Retrospective Workers Comp Insurance Credit	550,000
➢ Lowering “Estimated Warranties”	1,620,000
➢ CIS	432,000
$3,505,000

The truth is that 2008’s fourth quarter revenues ($27,046,000) were the lowest of any quarter in the last ten years, down from 2008’s third quarter revenues ($38,325,000), which were previously the lowest of any quarter in the last ten years.  We believe with Cavalier's rapidly declining revenues, no amount of “right-sizing” or “down-sizing” will save the day.  The downtrend in revenues must be reversed!

We also question the reason for the Board's decision to enlarge the Board to eight directors without stockholder approval and appoint three new directors (none of which have experience in our industry).  We believe the Board did this for no other reason than to counteract the influence of our nominees if elected.  This mind set is precisely the kind of thinking that must end!

RESPONSE TO THEIR ATTACK ON US

By now you may have heard from the Board their claim that we are “direct” competitors and that our goal is to take over Cavalier.  To be clear, we are not seeking Board representation to “take over” Cavalier.  We are seeking minority representation on the Board to protect our investment in Cavalier!  The Board claims Legacy and Cavalier are “direct” competitors of the Company.  Do not be fooled.  They have omitted many relevant facts:

➢         In 2005, Cavalier sold us their "idled" Fort Worth, Texas facility (one of 22 manufacturing facilities they have closed over the years).

➢         They knew our intent at the time was to manufacture mobile homes and clearly were not concerned with us as competition at the time of the sale, since they made no statements to that effect.

➢         Fort Worth is about 700 miles from Cavalier's nearest manufacturing plant in Addison, Alabama. The high cost of transportation over the 700 miles of separation prevents Legacy and Cavalier from being "direct" competitors.   In fact, none of our 150 dealers also represent Cavalier, though many do represent various other manufacturers.

➢         National companies such as Fleetwood, Champion, Palm Harbor, Clayton, Patriot, Southern Energy and previously, Oakwood, Tidwell and Cavalier, have all maintained manufacturing facilities in both Texas and the southeast, separately serving the different markets.  Texas manufacturers simply do not directly compete with southeastern manufacturers.

➢         We further believe our plan for Cavalier, which emphasizes low-end manufacturing, financing and other opportunities, involves little to no competition between the two companies.

As for our one meeting in June 2008, at which we proposed a stock-for-restricted stock merger between Legacy and Cavalier, there was absolutely no follow up.  There was no counter-offer or negotiation of any sort.  We first learned of the Board's claim that they "carefully considered" our proposal by reading their recent letter to stockholders dated April 7, 2009.

In any event, our only plan for Cavalier is to work with the other five members of the Board to (i) reverse the downward trend in revenue, (ii) restore consistent profitability and (iii) endeavor to have Cavalier’s stock price reflect a healthy enterprise value.  Then, and only then, would we believe it appropriate to explore consolidation or merger opportunities with another public or private company in the industry.

Regarding their claim of "improved profitability," we believe the numbers speak for themselves.  Revenues continue to decline, assets continue to be liquidated at bargain prices, profits are anemic and the stock continues to trade substantially below book value, although we note that Cavalier’s stock price has indeed climbed 26% since our March 12, 2009 press release announcing our intention to nominate directors to the Board.

VOTE GOLD FOR CHANGE

We are stockholders who made an investment in Cavalier just like you.  We believe we have the experience and know-how to add value to your investment.  The current Board has a noticeable lack of experience in the mobile home business, which we believe is essential.  We believe that this lack of experience has resulted in a stock price that is down 90% from its high, an “accumulated loss” rather than retained earnings, a steady decline of revenues and questionable compensation practices.   Moreover, the Board has failed to take the necessary action to achieve profitability.

These factors motivated us to form the Cavalier Homes Committee for Change and to contest three of the Board’s nominees with our own independent nominees, each of whom has a proven track record of success in the mobile home business. Our three independent nominees have experience in nearly all segments of the mobile home business, including retail sales, wholesale sales, inventory financing, retail financing, community development, park development and manufacturing.  However, unlike our nominees, the Company’s nominees have virtually no experience in the mobile home industry (other than their years on Cavalier's Board).

Our nominees have the plan, resources and experience to develop new opportunities for Cavalier.  And, most importantly, our nominees have the integrity to put the interests of stockholders above their own.  Our nominees will not prosper at the expense of stockholders.

YOUR SUPPORT on the enclosed GOLD proxy will make a difference!

Feel free to call us any time.

/s/ Curt Hodgson	/s/ Kenny Shipley	/s/ Mike O'Connor
Curt Hodgson	Kenny Shipley	Mike O'Connor
972-333-0216	806-894-7212	505-328-7744

To elect the Committee’s nominees, we urge all stockholders to sign and return the GOLD Proxy whether or not you have already returned a white proxy sent to you by the Company.

The Committee urges all stockholders not to sign or return any white proxy sent to you by the Company.

Instead, the Committee recommends that you use the GOLD Proxy and vote by mail or if you own your shares through a bank or a broker, you may vote by telephone or internet.

If you have already returned the white proxy, you can effectively revoke it by voting the
GOLD Proxy. Only your latest-dated proxy will be counted.

If you have any questions or need assistance in voting the GOLD Proxy, please contact our proxy solicitor, Okapi Partners, at the toll-free number or email address listed below.

Call Toll-Free: 1-877-259-6290
Or
Email:   info@okapipartners.com

CERTAIN INFORMATION CONCERNING PARTICIPANTS

The Cavalier Homes Committee for Change (the “Committee”) has made a definitive filing with the Securities and Exchange Commission (“SEC”) of a proxy statement and an accompanying GOLD proxy card to be used to solicit votes for the election of its slate of nominees at the 2009 annual meeting of stockholders of Cavalier Homes, Inc. (the “Company”).

THE COMMITTEE ADVISES ALL STOCKHOLDERS OF THE COMPANY TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS ARE AVAILABLE AT NO CHARGE ON THE SEC'S WEB SITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THE PROXY SOLICITATION WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS' PROXY SOLICITOR, OKAPI PARTNERS LLC, AT ITS TOLL FREE NUMBER: (877) 259-6290.

The members of the Committee are Legacy Housing, LTD. (“Legacy”), GPLH, LC (“GPLH”), Shipley Brothers, LTD. (“Shipley Brothers”), K-Shipley, LLC (“K-Shipley”), D-Shipley, LLC (“D-Shipley”), B-Shipley, LLC (“B-Shipley”), Federal Investors Servicing, LTD (“Federal Investors”), Federal Investors Management, L.C. (“Federal Management”), Kenneth E. Shipley, Curtis D. Hodgson, Douglas M. Shipley, Billy G. Shipley and Michael R. O’Connor.  Legacy owns 155,000 shares of common stock of the Company (the “Shares”).  GPLH is the general partner of Legacy.  By virtue of this relationship, GPLH may also be deemed to beneficially own the 155,000 Shares owned by Legacy.  Shipley Brothers is a member and manager of GPLH.  Shipley Brothers owns 637,932 Shares.  By virtue of its relationship with GPLH, Shipley Brothers may also be deemed to beneficially own the 155,000 Shares owned by Legacy.  K-Shipley, D-Shipley and B-Shipley are the general partners of Shipley Brothers.  By virtue of these relationships, K-Shipley, D-Shipley and B-Shipley may each be deemed to beneficially own the 637,932 Shares owned by Shipley Brothers and the 155,000 Shares owned by Legacy.  Federal Investors owns 137,200 Shares.  Federal Management is the general partner of Federal Investors.  By virtue of this relationship, Federal Management may be deemed to beneficially own the 137,200 Shares owned by Federal Investors.  Kenneth Shipley is manager, president and assistant secretary of GPLH, the sole member, manager and president of K-Shipley and a member and manager of Federal Management.  By virtue of his relationship with GPLH and K-Shipley, Kenneth Shipley may be deemed to beneficially own the 155,000 Shares owned by Legacy and the 637,932 Shares owned by Shipley Brothers.  By virtue of his relationship with Federal Management, Kenneth Shipley may also be deemed to beneficially own the 137,200 Shares owned by Federal Investors.   Douglas Shipley is the sole member, manager and president of D-Shipley, the secretary of Federal Management and is employed by Shipley Brothers as an installer of manufactured homes.  By virtue of his relationship with D-Shipley, Douglas Shipley may be deemed to beneficially own the 155,000 Shares owned by Legacy and the 637,932 Shares owned by Shipley Brothers.  By virtue of his relationship with Federal Management, Douglas Shipley may also be deemed to beneficially own the 137,200 Shares owned by Federal Investors.  Billy Shipley is the sole member, manager and president of B-Shipley, the vice president of Federal Management and is employed by Shipley Brothers as an installer of manufactured homes.  By virtue of his relationship with B-Shipley, Billy Shipley may be deemed to beneficially own the 155,000 Shares owned by Legacy and the 637,932 Shares owned by Shipley Brothers.   By virtue of his relationship with Federal Management, Billy Shipley may also be deemed to beneficially own the 137,200 Shares owned by Federal Investors. Curtis Hodgson is a member, manager and the vice president and secretary of GPLH.  Curtis Hodgson owns 765,000 Shares.  By virtue of his relationship with GPLH, Mr. Hodgson may also be deemed to beneficially own the 155,000 Shares owned by Legacy.  Michael O’Connor owns 300 Shares.  Each member of the Committee, as members of a “group” for the purposes of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934, as amended, may be deemed to beneficially own the Shares owned in the aggregate by the other members of the Committee.  Each member of the Committee disclaims beneficial ownership of the Shares he/it does not directly own.